Exhibit 99.1

World Point Terminals, LP Announces Financial Results for the Quarter Ended September 30, 2014

ST. LOUIS, Missouri, November 12, 2014 –World Point Terminals, LP (the “Partnership”), a Delaware limited partnership (NYSE: WPT), announced today its financial results for the quarter ended September 30, 2014.

Financial Summary

A summary of the financial results for the three months ended September 30, 2014 compared to the three months ended September 30, 2013, includes:

•	Revenues for the three months ended September 30, 2014 increased $1.6 million, or 8%, compared to the three months ended September 30, 2013.
o	Base storage services fees increased $1.7 million or 10% primarily as a result of the addition of tanks at the Baton Rouge terminal that were unutilized for a portion of 2013, increased base storage rates at the Chesapeake terminal and the addition of the Chickasaw terminal.
o	Excess storage services fees decreased $0.2 million primarily as a result of decreased throughput at the Jacksonville and Newark terminals.
o	Ancillary and additive services increased $0.1 million.
•	Operating expenses for the three months ended September 30, 2014 increased $1.1 million or 18% compared to the three months ended September 30, 2013. This increase was primarily attributable to a (i) $0.4 million increase in labor costs due to the acquisition of the Chickasaw and Blakeley terminals and normal wage increases, (ii) $0.2 million increase in utilities, (iii) $0.5 million increase in property taxes, and (iv) $0.2 million increase in insurance and other expenses offset by a $0.2 million decrease in repairs and maintenance.
•	Selling, general and administrative expenses for the three months ended September 30, 2014 decreased $1.6 million, or 51%, compared to the three months ended September 30, 2013 as a result of a decrease in costs associated with the Offering offset by costs incurred in connection with operating as a public company, including unit based compensation expense of $0.6 million for the three months ended September 30, 2014.
•	Depreciation and amortization expense for the three months ended September 30, 2014 increased $0.8 million, or 17%, compared to the three months ended September 30, 2013. This increase is primarily due to (i) 2014 capital expenditures and (ii) the acquisition of two terminals in Mobile, Alabama in the second quarter of 2014.
•	Interest expense for the three months ended September 30, 2014 compared to the three months ended September 30, 2013 increased $0.1 million as a result of an increase in commitment fees and amortization of loan fees on our revolving credit agreement partially offset by a decrease in interest on the term loan that was repaid in the third quarter of 2013 in connection with our initial public offering.

•	Interest and dividend income for the three months ended September 30, 2014 increased slightly compared to the three months ended September 30, 2013. This increase was attributable to higher amounts of short-term investments held during the third quarter of 2014.
•	Gain (loss) on investments for the three months ended September 30, 2014 increased $0.5 million compared to the three months ended September 30, 2013. The increase was primarily attributable to a larger mark-to-market gain on investments recorded at September 30, 2014.
•	Income tax expense for the three months ended September 30, 2014 increased slightly compared with the three months ended September 30, 2013.
•	Net income for the three months ended September 30, 2014 increased $1.7 million, or 26%, compared to the three months ended September 30, 2013. Net income attributable to unitholders was $8.3 million or $0.25 per unit for the three months ended September 30, 2014.
•	Adjusted EBITDA, as defined by the Partnership, increased $0.2 million for the three months ended September 30, 2014 compared with the three months ended September 30, 2013.

A summary of the financial results for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013, includes:

•	Revenues for the nine months ended September 30, 2014 increased $6.9 million, or 11%, compared to the nine months ended September 30, 2013.
o	Base storage services fees increased $5.4 million or 11%, primarily as a result of additional contracted capacity at the Galveston terminal, the addition of tanks at the Baton Rouge terminal that were unutilized for a portion of 2013, increased base storage rates at the Chesapeake terminal and the addition of the Chickasaw terminal in the second quarter of 2014.
o	Excess storage services fees decreased $0.6 million, primarily as a result of decreased throughput at the Jacksonville terminal and decreased payments related to profit sharing at the Chesapeake terminal in 2014.
o	Ancillary and additive services increased $1.9 million or 20% primarily as a result of increased activity at 12 of our 16 terminals, including heat applied to customers’ products.
•	Operating expenses for the nine months ended September 30, 2014 increased $1.2 million, or 6%, compared to the nine months ended September 30, 2013. This increase was primarily attributable to a (i) $1.3 million increase in labor costs due to the expanded operations at the Jacksonville terminal, the acquisition of the Chickasaw and Blakeley terminals and normal wage increases, (ii) $0.7 million increase in utility costs due to the higher level of heat applied to customers’ products, (iii) $0.2 million increase in insurance premiums and (iv) $0.6 million increase in property taxes offset by a $0.7 million decrease in repairs and maintenance and a $0.9 million decrease in other operating expenses, primarily in connection with expenses incurred in 2013 related to Hurricane Sandy at our Newark terminal.
•	Selling, general and administrative expenses for the nine months ended September 30, 2014 decreased $0.3 million, or 5%, compared to the nine months ended September 30, 2013 as a result of a decrease in costs associated with the Offering offset by costs incurred in connection with operating as a public company, including unit based compensation expense of $1.3 million for 2014.
•	Depreciation and amortization expense for the nine months ended September 30, 2014 increased $2.2 million, or 17%, compared to the nine months ended September 30, 2013. This increase is primarily due to (i) capital expenditures during the first and second quarters of 2014, (ii) assets under construction which were placed in service in the second quarter of 2013 at the Weirton and Galveston terminals, (iii) the acquisition of additional terminal assets adjacent to the Jacksonville terminal in the second quarter of 2013 and (iv) the acquisition of two terminals in Mobile, Alabama in the second quarter of 2014.

•	Interest expense for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013 increased $0.4 million. Commitment fees and amortization of loan fees on the revolver for the nine months ended September 30, 2014 were $0.6 million compared to $0.1 million for the post IPO period in 2013. Interest expense on the term loan was $0.1 million for the 2013 pre IPO period. There was no interest expense on the term loan in 2014.
•	Interest and dividend income for the nine months ended September 30, 2014 decreased slightly compared to the nine months ended September 30, 2013. This decrease was attributable to higher amounts of short-term investments during the first seven months of 2013.
•	Gain (loss) on investments for the nine months ended September 30, 2014 decreased slightly compared to the nine months ended September 30, 2013. The decrease was primarily attributable to a larger mark-to-market gain on investments recorded at September 30, 2013.
•	Income tax expense for the nine months ended September 30, 2014 increased $0.7 million compared with the nine months ended September 30, 2013 primarily relating to the reversal of deferred income taxes in the second quarter of 2013 which resulted in an income tax benefit for the period.
•	Net income for the nine months ended September 30, 2014 increased $2.8 million, or 12%, compared to the nine months ended September 30, 2013. Net income attributable to unitholders was $26.3 million or $0.79 per unit for the nine months ended September 30, 2014.
•	Adjusted EBITDA as defined by the Partnership increased $4.6 million for the nine months ended September 30, 2014 compared with the nine months ended September 30, 2013.

Attachment A to this communication contains selected financial and operational data from the Partnership’s Condensed Consolidated Statements of Operations and Comprehensive Income for the three and nine month periods ended September 30, 2014 and September 30, 2013.

Filing of Quarterly Report on Form 10-Q

World Point Terminals, LP filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission and posted that report to its website: www.worldpointlp.com on November 12, 2014.

Conference Call and Webcast

World Point Terminals, LP will host an annual investment-community conference call and webcast in conjunction with the filing of its Annual Report on Form 10-K. The next call will be scheduled in March 2015 to discuss calendar year 2014 financial and operational performance.

About World Point Terminals, LP

World Point Terminals, LP is a master limited partnership that owns, operates, develops and acquires terminals and other assets relating to the storage of light refined products, heavy refined products and crude oil. The Partnership currently owns 14.6 million barrels of storage capacity at 16 strategically located terminals in the East Coast, Gulf Coast and Midwest regions of the United States. The Partnership is headquartered in St. Louis, Missouri.

Forward-Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as “possible,” “if,” “will” and “expect” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Partnership does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware, after the date hereof.

Non-GAAP Financial Measure.

In addition to the GAAP results provided in this quarterly report on Form 10-Q, we provide a non-GAAP financial measure, Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) before net interest expense, income tax expense and depreciation and amortization expense, as further adjusted to remove gain or loss on investments and on the disposition of assets and non-recurring items, such as the IPO expenses.

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;
•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;
•	our ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment in various opportunities.

We believe that the presentation of Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to Adjusted EBITDA is net income. Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Attachment B to this communication contains a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure for the three and nine month periods ended September 30, 2014 and September 30, 2013.

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Contacts:

Liz McGee

Investor Relations

Phone: (314) 854-8366

lmcgee@worldpointlp.com

Attachment A: Selected Financial and Operational Data

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
	(Dollars in thousands)

REVENUES
Third parties	$13,918	$14,594	$42,702	$39,946
Affiliates	8,678	6,392	25,039	20,944
	22,596	20,986	67,741	60,890

Operating costs, expenses and other
Operating expenses	6,567	5,162	19,061	17,363
Operating expenses reimbursed to affiliates	668	976	2,141	2,626
Selling, general and administrative expenses	1,106	2,595	3,624	3,651
Selling, general and administrative expenses reimbursed to affiliates	470	590	1,375	1,618
Depreciation and amortization	5,321	4,537	15,116	12,895
Income from joint venture	(86)	(86)	(347)	(86)
Total operating costs, expenses and other	14,046	13,774	40,970	38,067

INCOME FROM OPERATIONS	8,550	7,212	26,771	22,823

OTHER INCOME (EXPENSE)
Interest expense	(211)	(119)	(641)	(256)
Interest and dividend income	90	71	136	179
Gain (loss) on investments and other-net	(68)	(553)	91	111
Income before income taxes	8,361	6,611	26,357	22,857
Provision for income taxes	31	20	104	(623)
NET INCOME	$8,330	$6,591	$26,253	$23,480

Operating Data:
Available storage capacity, end of period (mbbls)	14,591	12,765	14,591	12,765
Average daily terminal throughput (mbbls)	177	176	185	157

Attachment B: Reconciliation of Net Income to Adjusted EBITDA

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
	(Dollars in thousands)
Reconciliation of Net Income to Adjusted EBITDA:
Net income attributable to unitholders / shareholder	$8,330	$6,495	$26,253	$22,937
Depreciation and amortization	5,321	4,537	15,116	12,895
Depreciation and amortization – CENEX joint venture	95	46	162	46
Provision for income taxes	31	20	104	(623)
Interest expense and other	211	119	641	256
IPO expenses	-	2,703	-	3,560
Interest and dividend income	(90)	(71)	(136)	(179)
Equity based compensation expense	635	12	1,297	12
(Gain) loss of investments and other - net	68	553	(91)	(111)
Adjusted EBITDA	$14,601	$14,414	$43,346	$38,793

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